Exhibit 99.1

AT THE COMPANY:

John L. Hendrix

Executive Vice President & CFO

(713) 623-0790

Cornell Companies Reports Higher Second Quarter Earnings

HOUSTON, TX (July 31, 2003) – Cornell Companies, Inc. (NYSE: CRN)

•                  As Reported basis:  Cornell’s Q2 2003 EPS of $0.17 vs. $0.15 per diluted share in Q2 2002

• Revenues decreased 2% from Q2 2002, primarily as a result of the closure of the New Morgan Academy in Q4 2002.  Income from operations increased 4% from Q2 2002.

•                  Pro forma basis:  Cornell’s Q2 2003 EPS of $0.22 vs. $0.19 in Q2 2002, exceeding consensus expectations of $0.20.
• Revenues rose 5% compared with last year, excluding the now-closed New Morgan Academy.
• Income from operations rose 8% vs. a year ago, excluding New Morgan, start-up expenses and unusual charges.

•                  Cornell expects 2003 GAAP diluted EPS between $0.62 and $0.66 and 2003 pro forma diluted EPS between $0.86 and $0.90.  Pro forma amounts exclude New Morgan and start-up costs.

Second Quarter Highlights (Amounts in thousands, except per share data)

	Second Quarter		Six-Months Ended
As Reported	6/30/2003	6/30/2002	6/30/2003	6/30/2002
Revenue	$67,586	$69,077	$133,612	$137,552
Income from operations	8,196	7,888	15,974	14,264
Income before cumulative effect of changes in accounting	2,177	1,974	4,133	2,611
Net income	2,177	1,974	4,133	1,646
EPS diluted before cumulative effect of changes in accounting	$0.17	$0.15	$0.32	$0.19
EPS – diluted	$0.17	$0.15	$0.32	$0.12
Shares outstanding used in per share computation	13,177	13,307	13,059	13,406

Pro Forma, excluding New Morgan Academy, start-up costs and unusual charges:*
Revenue	$67,586	$64,497	$133,586	$128,174
Income from operations	9,087	8,377	17,583	15,954
Net Income	2,917	2,470	5,497	3,543
EPS - diluted	$0.22	$0.19	$0.42	$0.26

*  See reconciliation of historical and forward-looking information attached.

“We are pleased with our second quarter results, as we delivered solid earnings growth and continued on track with our strategic growth plan.  Cornell is now operating from a very solid foundation, with excellent operations, strong financials and the development of five facilities that are expected to generate approximately $75 million in annualized revenues in the next two to three years.  The potential 25% increase in our annualized revenues from these five facilities is not the end of our growth story – we are working on a number of other opportunities that could further expand our revenues and earnings.”

— Harry J. Phillips, Jr., Cornell’s executive chairman

HOUSTON, TX (July 31, 2003) – Cornell Companies, Inc. (NYSE: CRN) today reported earnings for the second quarter ended June 30, 2003 of $2.2 million or $0.17 per diluted share compared with $2.0 million or $0.15 per diluted share in the second quarter of 2002.  This year’s second quarter results included a total of $0.05 per diluted share in costs associated with the New Morgan Academy (closed in the fourth quarter of 2002) plus start-up costs for three facilities.  Last year’s second quarter included a total of $0.05 in unusual expenses associated with the write-off of financing costs for an un-awarded bid and special committee expenses.  Excluding these items for comparative purposes, second quarter pro-forma earnings per diluted share were $0.22 versus $0.19 in the second quarter of 2002.

“We are pleased with our second quarter results, as we delivered solid earnings growth and continued on track with our strategic growth plan,” said Harry J. Phillips, Jr., Cornell’s executive chairman.  “Cornell is now operating from a very solid foundation, with excellent operations, strong financials and the development of five facilities that are expected to generate approximately $75 million in annualized revenues in the next two or three years.  The potential 25% increase in our annualized revenues from these five facilities is not the end of our growth story – we are working on a number of other opportunities that could further expand our revenues and earnings.”

Thomas R. Jenkins, Cornell’s president and chief operating officer, noted, “We expect earnings between $0.62 and $0.66 per diluted share on a GAAP reported basis in 2003, with pro forma 2003 earnings expected in the range of $0.86 to $0.90, excluding the costs associated with New Morgan Academy and start-up costs.  The prospects for 2004 are very encouraging, especially considering the potential impact from the five facilities in development and the possibility of several other opportunities.  Our positioning is strong and our upside potential is exciting – we believe we are in the early stages of sustainable, long-term growth.”

The five facilities in development include Southern Peaks Regional Treatment Center, Jos-Arz Residential Treatment Center, Bernalillo County Jail, Texas Adolescent Center and the reactivation of the Moshannon Valley Correctional Center.

Second quarter revenues decreased to $67.6 million from $69.1 million in the second quarter of 2002.  Last year’s second quarter included $4.6 million in revenues from the New Morgan Academy, which was closed during the fourth quarter of 2002.  Excluding the impact of the New Morgan Academy revenues in the second quarter of 2002, the second quarter 2003 revenues would have increased $3.1 million, or 5%, compared to the second quarter of 2002.  Management continues to review a number of proposals regarding the most appropriate use of the New Morgan Academy, including the possible sale of the facility.  Cornell continued to maintain strong levels of overall occupancy, with an average of 100.6% in this year’s second quarter compared with 99.8% in last year’s second quarter.

Income from operations increased to $8.2 million in this year’s second quarter compared with $7.9 million in the same quarter of 2002.  Comparisons of income from operations were affected by the impact of closing the New Morgan Academy, start-up expenses and unusual charges.  As disclosed in January, the continuing after-tax cost associated with the closed New Morgan Academy is approximately $200,000 per month.   The New Morgan Academy reduced income from operations in this year’s second quarter by $0.6 million and increased last year’s second quarter income from operations by $0.7 million.  In addition, last year’s income from operations was reduced by unusual expenses of $1.0 million in financing costs related to a bid that was not awarded, plus $0.2 million in special committee charges.  Excluding the impact of the New Morgan Academy, start-up expenses in the second quarter of 2003 of $0.3 million, and the unusual charges in the second quarter of 2002 of $1.2 million, pro-forma income from operations were $9.1 million in this year’s second quarter compared with $8.4 million in the same quarter of 2002.

For the six-months ended June 30, 2003, revenues decreased to $133.6 million from $137.6 million in the six months ended June 30, 2002 due to the closing of the New Morgan Academy in the fourth quarter of 2002.   Excluding the New Morgan Academy, last year’s six-month revenues were $128.2 million.  Income from operations was $16.0 million for this year’s six-month period compared with $14.3 million in the six months ended June 30, 2002.  Excluding the impact of the New Morgan Academy in both six month periods, pre-opening and start-up expenses, net of start-up revenue, of  $0.3 million for the six months ended June 30, 2003 and approximately $2.9 million in unusual expenses in the six months ended June 30, 2002, pro-forma income from operations was $17.6 million compared with $16.0 million in the year-ago period.  Net income was $4.1 million or $0.32 per diluted share, up from $1.6 million or $0.12 per diluted share in the prior year period, which included charges of $1.0 million or $0.07 per diluted share for the cumulative effect of a change in accounting principles.  Excluding the impact of the New Morgan Academy in both six month periods, pre-opening and start-up expenses, net of start-up revenue, of $0.3 million for the six months ended June 30, 2003 and approximately $3.7 million in unusual expenses in the six months ended June 30, 2002, pro-forma net income was $5.5 million, or $0.42 per diluted share for the six months ended June 30, 2003 compared to $3.5 million, or $0.26 per diluted share for the six months ended June 30, 2002.

Outlook For Third Quarter and Full-Year 2003

Cornell expects third quarter earnings to be between $0.10 and $0.12 per diluted share, which includes net start-up costs of approximately $1.0 million, and pro forma third quarter earnings to be between $0.18 and $0.20 per diluted share, excluding start-up expenses, net of start-up revenue, and costs associated with the closed New Morgan Academy.  Management believes that reporting the Company’s pro forma operating results, which exclude start-up expenses and the revenue and expense impact of the New Morgan Academy, is relevant to understanding the Company’s historical and future financial results. Additionally, the actual operating losses to be incurred or any losses on the carrying value of the New Morgan Academy are not yet fully determinable.  Looking ahead, management continues to be very positive about the remainder of the year and at this time expects Cornell to earn between $0.62 and $0.66 per diluted share on a GAAP reported basis in 2003, and a pro forma amount between $0.86 and $0.90 for 2003 earnings per diluted share, excluding the costs associated with New Morgan Academy and start-up expenses, net of start-up revenue.

Quarterly Webcast

Cornell’s management will host a conference call and simultaneous webcast of the call at 10:00 am CDT today, July 31st.  The webcast may be accessed through www.companyboardroom.com as well as Cornell’s home page, www.cornellcompanies.com.  A replay will also be available on the above web sites and by dialing (800) 405-2236 or (303) 590-3000 and providing confirmation code 545194.  The replay will be available through August 7, 2003 by phone and for 30 days on the Internet.

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. Cornell (http://www.cornellcompanies.com ) has 70 facilities with a total service capacity of 16,514 Cornell’s facilities are located in 14 states and the District of Columbia.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and actual future activities and results of operations may be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, (i) the outcomes of pending putative class action shareholder and derivative lawsuits, and related insurance coverage, (ii) risks associated with acquisitions and the integration thereof (including the ability to achieve administrative and operating cost savings and anticipated synergies), (iii) the timing and costs of the opening of new programs and facilities or the expansions of existing facilities, (iv) changes in governmental policy and/or funding to discontinue or not renew existing arrangements or to eliminate or discourage the privatization of correctional, detention and pre-release services in the United States, (v) the availability of debt and equity financing on terms that are favorable to the Company, (vi) fluctuations in operating results because of occupancy, competition (including competition from two competitors that are substantially larger than the Company), increases in cost of operations, fluctuations in interest rates and risks of operations, (vii) significant charges to expense of deferred costs associated with financing and other projects in development if management determines that one or more of such projects is unlikely to be successfully concluded, (viii) results from alternative deployment or sale of facilities such as the New Morgan Academy and (ix) the Company’s ability to negotiate a contract amendment with the BOP related to the Moshannon Valley Correctional Center.

(Financial Tables Follow)

CORNELL COMPANIES, INC.

FINANCIAL HIGHLIGHTS

($000’s except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Revenues	$67,586	$69,077	$133,612	$137,552
Operating expenses	51,758	53,511	103,452	107,317
Pre-opening and start-up expenses	306	—	393	—
Depreciation and amortization	2,604	2,374	5,173	4,580
General and administrative expenses	4,722	5,304	8,620	11,391
Income from operations	8,196	7,888	15,974	14,264
Interest expense, net	4,506	4,613	8,968	9,880
Minority interest in losses of consolidated special purpose Entities	—	—	—	(40)
Income before provision for income taxes and cumulative effect of change in accounting principle	3,690	3,275	7,006	4,424
Provision for income taxes	1,513	1,301	2,873	1,813
Income before cumulative effect of change in accounting principle	2,177	1,974	4,133	2,611
Cumulative effect of change in accounting principle, net of related income tax benefit of $671 in 2002	—	—	—	(965)
Net income	$2,177	$1,974	$4,133	$1,646

Earnings (loss) per share:
• Basic
Income before cumulative effect of change in accounting principle	$.17	$.15	$.32	$.20
Cumulative effect of change in accounting principle	—	—	—	(.07)
Net income	$.17	$.15	$.32	$.13
• Diluted
Income before cumulative effect of change in accounting principle	$.17	$.15	$.32	$.19
Cumulative effect of change in accounting principle	—	—	—	(.07)
Net income	$.17	$.15	$.32	$.12

Number of shares used in per share computation:
• Basic	12,858	13,004	12,821	12,978
• Diluted	13,177	13,307	13,059	13,406

Total service capacity (end of period)	16,514	15,444	16,514	15,444
Contracted beds in operation (end of period)	9,492	9,503	9,492	9,503
Average occupancy (A)	100.6%	99.8%	99.9%	98.7%
Average occupancy excluding start-up operations	100.8%	99.8%	100.0%	98.7%

(A)      Occupancy percentages are based on contracted service capacity of residential facilities in operation.  Since certain facilities have service capacities that exceed contracted capacities, occupancy percentages can exceed 100% of contracted capacity.

Balance Sheet Data:

	June 30, 2003	December 31, 2002
Working capital	$101,065	$95,988
Property and equipment, net	257,120	255,450
Total assets	443,988	441,291
Long-term debt	232,894	232,258
Stockholders’ equity	167,246	159,952

CORNELL COMPANIES, INC.

RECONCILIATION OF HISTORICAL AND FORWARD-LOOKING INFORMATION

($000’s except per share amounts)

RECONCILIATION OF HISTORICAL GAAP BASIS RESULTS TO HISTORICAL NON-GAAP BASIS INFORMATION:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

GAAP Revenues	$67,586	$69,077	$133,612	$137,552
Less: New Morgan Academy revenue	—	4,580	26	9,378
Pro forma revenues	$67,586	$64,497	$133,586	$128,174

GAAP income from operations	$8,196	$7,888	$15,974	$14,264
Plus:
New Morgan Academy (income)/loss from operations	639	(714)	1,270	(1,172)
Pre-opening and start-up expenses, net of start-up revenue	252	—	339	—
Special committee charges	—	200	—	1,859
Write-off of deferred financing costs	—	1,003	—	1,003
Pro forma income from operations	$9,087	$8,377	$17,583	$15,954

GAAP net income	$2,177	$1,974	$4,133	$1,646
Plus:
New Morgan Academy net (income)/loss	591	(214)	1,164	(279)
Pre-opening and start-up expenses, net of start-up revenue	149	—	200	—
Special committee charges	—	118	—	1,097
Write-off of deferred financing costs	—	592	—	592
Debt covenant waivers	—	—	—	487
Pro-forma net income	$2,917	$2,470	$5,497	$3,543

GAAP earnings per share - diluted:	$.17	$.15	$.32	$.12
Plus:
New Morgan Academy	.04	(.02)	.09	(.02)
Pre-opening and start-up expenses, net of start-up revenue	.01	—	.01	$—
Special committee charges	—	.01	—	.08
Write-off of deferred financing costs	—	.05	—	.04
Debt covenant waivers	—	—	—	.04
Pro forma earnings per share - diluted	$.22	$.19	$.42	$.26

RECONCILIATION OF FORWARD-LOOKING INFORMATION:

	Third Quarter Ending September 30, 2003		Twelve Months Ending December 31, 2003

GAAP earnings per share - diluted	$.10	$.12	$.62	$.66
New Morgan Academy	.05	.05	.18	.18
Pre-opening and start-up expenses, net of start-up revenue	.03	.03	.06	.06
Pro forma earnings per share - diluted	$.18	$.20	$.86	$.90